EXHIBIT 99.1

Regency Centers Reports Third Quarter 2016 Results

JACKSONVILLE, Fla. (November 1, 2016) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended September 30, 2016.

Financial Results

Regency reported net income attributable to common stockholders (“Net Income”) for the third quarter of $5.3 million, or $0.05 per diluted share, compared to Net Income of $53.7 million, or $0.57 per diluted share, for the same period in 2015. For the nine months ended September 30, 2016 Net Income was $88.0 million, or $0.88 per diluted share, compared to $111.4 million, or $1.18 per diluted share for the same period in 2015.

The Company reported NAREIT Funds From Operations (“NAREIT FFO”) for the third quarter of $30.1 million, or $0.29 per diluted share, compared to $71.6 million, or $0.76 per diluted share, for the same period in 2015. For the nine months ended September 30, 2016 NAREIT FFO was $194.2 million, or $1.94 per diluted share, compared to $212.3 million, or $2.24 per diluted share for the same period in 2015.

Core Funds From Operations (“Core FFO”) for the third quarter was $84.3 million, or $0.81 per diluted share, compared to $72.2 million, or $0.76 per diluted share, for the same period in 2015. For the nine months ended September 30, 2016 Core FFO was $244.1 million, or $2.43 per diluted share, compared to $212.9 million, or $2.25 per diluted share for the same period in 2015.

Operating Results

For the period ended September 30, 2016, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

	Q3 2016	YTD
Percent leased, same properties	96.0%
Percent leased, all properties	95.6%
Same property NOI growth without termination fees	2.9%	3.4%
Same property NOI growth without termination fees or redevelopments	2.5%	3.0%
Rental rate growth(1)
New leases	14.3%	29.1%
Renewal leases	4.6%	7.7%
Blended average	5.8%	10.7%
Leasing transactions(2)
Number of new and renewal leasing transactions	376	1,084
Total square feet leased (000s)	1,549	4,323

(1)	Operating properties only. Rent growth is calculated on a comparable-space, cash basis.

(2)	Total of comparable and non-comparable transactions. Square footage for co-investment partnerships at 100%.

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Portfolio Activity

Property Transactions

During the quarter and as previously disclosed, Regency sold three wholly owned properties and conveyed the 50% ownership interest in three properties to a co-investment partner, for a total of $66.6 million. Year to date, the Company has sold 16 properties for a combined $115.8 million.

Also during the quarter and as previously disclosed, Regency acquired Klahanie shopping center located in the greater Seattle area. The property was acquired on a wholly owned, unencumbered basis for a gross purchase price of $36.0 million.

Developments and Redevelopments

During the quarter, the Company started the development of The Village at Tustin Legacy, a 112,000 square foot center located within the 1,600-acre master-planned community of Tustin Legacy. Anchored by Stater Bros. and CVS, this new development is well-positioned near the heart of Orange County, California, and will benefit from exceptional three-mile demographics, including a population of 200,000, a daytime population of more than 300,000 and incomes exceeding $100,000.

At quarter end, the Company had 21 properties in development or redevelopment with combined, estimated costs of $220.5 million. In-process developments were a combined 61% funded and 87% leased and committed.

Balance Sheet

Equity Offerings

During the quarter and as previously disclosed, Regency closed an underwritten public offering of 5,002,500 shares of its common stock, which included the underwriters’ full exercise of its option to purchase up to 652,500 shares. The offering resulted in gross proceeds of approximately $400 million (the “Proceeds”). A portion of the Proceeds were used to redeem the Company’s outstanding $300 million 5.875% senior unsecured notes due June 2017, and to settle in full certain forward starting swaps, which were originally intended for a planned new debt issuance in 2017.

Credit Facilities

During the quarter and as previously disclosed, the Company amended its senior unsecured term loan facility (the “Facility”). The amendment increased the Facility size by $100 million to $265 million, extended the maturity date to January 5, 2022 and reduced the applicable interest rate to LIBOR plus 0.95% per annum, which is based on the Company’s credit rating. Following the closing of the Facility amendment, Regency executed interest rate swaps for the full notional amount of the Facility, fixing the interest rate at 2.0% through maturity.

2016 Guidance

The Company has updated certain components of its 2016 earnings guidance. These changes are summarized below. Please refer to the Company’s third quarter 2016 supplemental information package for a complete list of updates.

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Full Year 2016 Guidance
	Previous Guidance	Updated Guidance
NAREIT FFO per diluted share	$2.71 - $2.76	$2.74 - $2.77
Core FFO per diluted share	$3.22 - $3.27	$3.25 - $3.28
Same property NOI growth without termination fees (pro-rata)	2.75% - 3.50%	3.0% - 3.4%
Same property percent leased at period end (pro-rata)	96.0% - 96.5%	95.8% - 96.2%
Development and Redevelopment starts (pro-rata)($000s)	$125,000 - $225,000	$125,000 - $265,000

Dividend

On October 25, 2016, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable on November 30, 2016 to shareholders of record as of November 16, 2016.

Conference Call Information

In conjunction with Regency’s third quarter results, the Company will host a conference call on Wednesday, November 2, 2016 at 10:00 a.m. ET. Dial-in and webcast information is listed below

Third Quarter Conference Call
Date:	Wednesday, November 2, 2016
Time:	10:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective

EXHIBIT 99.1

of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of NAREIT FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended September 30, 2016 and 2015	Three Months Ended		Year to Date
	2016	2015	2016	2015
Net Income Attributable to Common Stockholders	$5,305	53,731	$87,992	111,384
Adjustments to reconcile to Funds From Operations:(1)
Depreciation and amortization (excluding FF&E)	47,826	45,606	143,373	135,990
Provision for impairment to operating properties	—	—	659	—
Gain on sale of operating properties	(23,067)	(27,806)	(38,016)	(35,281)
Exchangeable operating partnership units	16	94	165	204
NAREIT Funds From Operations	$30,080	71,625	$194,173	212,297

NAREIT Funds From Operations	$30,080	71,625	194,173	212,297
Adjustments to reconcile to Core Funds From Operations:(1)
Development pursuit costs	(47)	213	1,766	303
Acquisition pursuit and closing costs	287	367	907	800
Gain on sale of land	(628)	35	(7,886)	(33)
Provision for impairment to land	35	—	547	—
Hedge ineffectiveness	40,586	3	40,589	6
Early extinguishment of debt	13,943	2	13,957	(58)
Gain on sale of investments	$—	—	$—	(416)
Core Funds From Operations	$84,256	72,245	$244,053	212,899

Weighted Average Shares For Earnings per Share	104,255	94,595	100,128	94,483
Weighted Average Shares For Diluted NAREIT FFO and Core FFO per Share	104,409	94,749	100,282	94,637

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests

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Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI.

Reconciliation of Income from Operations to Pro-Rata Same Property NOI - Actual (in thousands)

For the Periods Ended June 30, 2016 and 2015	Three Months Ended		Year to Date
	2016	2015	2016	2015
Income from operations	$1,534	31,979	$82,337	94,789
Less:
Management, transaction, and other fees	(5,855)	(5,786)	(18,759)	(18,032)
Other (1)	(3,680)	(4,668)	(11,170)	(12,184)
Plus:
Depreciation and amortization	40,705	37,032	119,721	109,249
General and administrative	16,046	14,750	48,695	46,227
Other operating expense, excluding provision for doubtful accounts	498	1,194	4,346	2,861
Other expense (income)	75,653	26,289	125,416	78,536
Equity in income of investments in real estate excluded from NOI (2)	(116)	16,606	21,681	49,193
Pro-Rata NOI	124,785	117,396	372,267	350,639

Less pro-rata non-same property NOI (3)	(7,930)	(3,755)	(19,244)	(9,822)

Pro-Rata Same Property NOI	$116,855	113,641	$353,023	340,817

Pro-Rata Same Property NOI without termination fees	$116,740	113,497	$352,078	340,441

Pro-Rata Same Property NOI without termination fees or redevelopments	$99,731	97,262	$301,621	292,919

(1) Includes straight-line rental income, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Guidance

	Full Year
NAREIT FFO and Core FFO Guidance:	2016
Net income attributable to common stockholders	$1.23	1.26
Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	1.88	1.88
Gain on sale of operating properties	(0.37)	(0.37)
All other amounts	—	—
NAREIT Funds From Operations	$2.74	2.77

Adjustments to reconcile NAREIT FFO to Core FFO:
Development pursuit costs	0.01	0.01
Acquisition pursuit and closing costs	0.02	0.02
Gain on sale of land	(0.08)	(0.08)
Early extinguishment of debt	0.15	0.15
Derivative settlement	0.40	0.40
All other non-core amounts	0.01	0.01
Core Funds From Operations	$3.25	3.28

The Company has published forward-looking statements and additional financial information in its third quarter 2016 supplemental information package that may help investors estimate earnings for 2016. A copy of the Company’s third quarter 2016 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended September 30, 2016. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery anchored neighborhood and community shopping centers. The Company’s portfolio of 307 retail properties encompasses over 42.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 223 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.